EXHIBIT 10.2

$500,000,000

CREDIT AGREEMENT

among

APOGENT TECHNOLOGIES INC.,

ERIE SCIENTIFIC COMPANY,

NALGE NUNC INTERNATIONAL CORPORATION,

REMEL INC.,

The Several Lenders

from Time to Time Parties Hereto,

FLEET NATIONAL BANK,

as Syndication Agent,

ABN AMRO BANK N.V.,

BANK OF AMERICA N.A. and

SUNTRUST BANK,

as Co-Documentation Agents

and

JPMORGAN CHASE BANK,

as Administrative Agent

Dated as of July 29, 2003

J.P. MORGAN SECURITIES INC.

and

FLEET SECURITIES, INC.

as Joint Lead Arrangers and Joint Bookrunners

i

3.6.	Obligations Absolute	33
3.7.	Letter of Credit Payments	34
3.8.	Application	34
3.9.	Currency Adjustments	34

SECTION 4. REPRESENTATIONS AND WARRANTIES		35

4.1.	Financial Condition	35
4.2.	No Change	35
4.3.	Corporate Existence; Compliance with Law	35
4.4.	Corporate Power; Authorization; Enforceable Obligations	36
4.5.	No Legal Bar	36
4.6.	No Material Litigation	36
4.7.	No Default	36
4.8.	Ownership of Property; Liens	37
4.9.	Intellectual Property	37
4.10.	No Burdensome Restrictions	37
4.11.	Taxes	37
4.12.	Federal Regulations	37
4.13.	ERISA	37
4.14.	Investment Company Act; Other Regulations	38
4.15.	Subsidiaries	38
4.16.	Purpose of Loans	38
4.17.	Environmental Matters	38
4.18.	Solvency	39
4.19.	Corporate Structure	40
4.20.	Accuracy and Completeness of Information	40
4.21.	Labor Matters	40
4.22.	Subsidiary Guarantors	40

SECTION 5. CONDITIONS PRECEDENT		41

5.1.	Conditions to the Closing Date.	41
5.2.	Conditions to Each Extension of Credit	42

SECTION 6. AFFIRMATIVE COVENANTS		42

6.1.	Financial Statements	42
6.2.	Certificates; Other Information	43
6.3.	Payment of Obligations	44
6.4.	Conduct of Business and Maintenance of Existence	44
6.5.	Maintenance of Property; Insurance	44
6.6.	Inspection of Property; Books and Records; Discussions	45
6.7.	Notices	45
6.8.	Environmental Laws	45
6.9.	Guarantee Delivered by New Subsidiaries	46

SECTION 7. NEGATIVE COVENANTS		46

7.1.	Financial Condition Covenants	46
7.2.	Limitation on Indebtedness	46
7.3.	Limitation on Liens	47
7.4.	Limitations on Fundamental Changes; Asset Sales	48
7.5.	Limitation on Dividends	48
7.6.	Modification of Capitalization Documents	49
7.7.	Limitation on Investments, Loans and Advances	49
7.8.	Limitation on Transactions with Affiliates	50
7.9.	Limitation on Changes in Fiscal Year	50
7.10.	Limitation on Lines of Business	50
7.11.	Restrictions Affecting Subsidiaries	50
7.12.	Limitation on Negative Pledge Clauses	50
7.13.	Optional Payments and Modifications of Certain Debt Instruments	50

SECTION 8. EVENTS OF DEFAULT		51

SECTION 9. [Reserved]		54

SECTION 10. THE ADMINISTRATIVE AGENT; THE ARRANGERS; THE SYNDICATION AGENT; THE		54
	CO-DOCUMENTATION AGENTS

10.1.	Appointment	54
10.2.	Delegation of Duties	54
10.3.	Exculpatory Provisions	54
10.4.	Reliance by Administrative Agent	54
10.5.	Notice of Default	55
10.6.	Non-Reliance on Administrative Agent and Other Lenders	55
10.7.	Indemnification	56
10.8.	Administrative Agent in Its Individual Capacity	56
10.9.	Successor Administrative Agent	56
10.10.	The Arrangers, the Syndication Agent and the Co-Documentation Agents	57

SECTION 11. MISCELLANEOUS		57

11.1.	Amendments and Waivers	57
11.2.	Notices	57
11.3.	No Waiver; Cumulative Remedies	58
11.4.	Survival of Representations and Warranties	58
11.5.	Payment of Expenses and Taxes	58
11.6.	Successors and Assigns; Participations and Assignments	59
11.7.	Adjustments; Set-off	62
11.8.	Counterparts	63
11.9.	Severability	63
11.10.	Integration	63
11.11.	GOVERNING LAW	63

11.12.	Submission To Jurisdiction; Waivers	63
11.13.	Acknowledgements	64
11.14.	WAIVERS OF JURY TRIAL	64
11.15.	Confidentiality	64
11.16.	Waiver of Notice of Commitment Termination under Existing Credit Agreement	65

SCHEDULES

SCHEDULE I	Revolving Credit Commitments
SCHEDULE II	Sale Leaseback Agreements
SCHEDULE III	Subsidiary Guarantors
SCHEDULE IV	Existing Letters of Credit
SCHEDULE 4.6	Existing Litigation
SCHEDULE 4.10	Certain Requirements of Law and Contractual Obligations
SCHEDULE 4.15(a)	Subsidiaries
SCHEDULE 4.15(b)	Organizational Structure
SCHEDULE 4.19	Certain Subsidiaries Not Owned Directly or Indirectly by the Borrowers

EXHIBITS

EXHIBIT A	Form of Closing Certificate
EXHIBIT B-1	Form of Opinion of Quarles & Brady LLP
EXHIBIT B-2	Form of Opinion of Michael K. Bresson, Executive Vice President, General Counsel and Secretary of the Company
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT D	Form of Exemption Certificate
EXHIBIT E	Form of Guarantee

v

CREDIT AGREEMENT, dated as of July 29, 2003 (as the same may be amended, supplemented or modified from time to time, this “Agreement”), among Apogent Technologies Inc., a Wisconsin corporation (the “Company”), Erie Scientific Company, a Delaware corporation, Nalge Nunc International Corporation, a Delaware corporation, and Remel Inc., a Wisconsin corporation, (each a “Subsidiary Borrower”; together with the Company, the “Borrowers” and each of them individually, a “Borrower”) the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), J.P. Morgan Securities Inc. and Fleet Securities, Inc., as Joint Lead Arrangers and Joint Bookrunners (in such capacity, the “Arrangers”), Fleet National Bank, as Syndication Agent (in such capacity, the “Syndication Agent”), ABN AMRO Bank N.V., Bank of America N.A. and SunTrust Bank, as Co-Documentation Agents (in such capacity, the “Co-Documentation Agents”) and JPMorgan Chase Bank (and its successors and assigns), a New York banking corporation, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Company is a party to that certain Credit Agreement dated as of December 1, 2000 (the “Existing Credit Agreement”) among the Company, the several banks and other financial institutions from time to time parties thereto, J.P. Morgan Securities Inc. (successor by merger to Chase Securities Inc.), as Lead Arranger and Book Manager, Banc One, NA, as Documentation Agent, Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank (successor by merger to The Chase Manhattan Bank), as administrative agent for the lenders thereunder;

WHEREAS, the Company has requested that the Lenders make available to it and to the Subsidiary Borrowers a revolving credit facility in order to refinance the Company’s indebtedness under the Existing Credit Agreement;

WHEREAS, the Borrowers will use the credit facility made available hereby (a) to repay any indebtedness of the Company under the Existing Credit Facility, and (b) for general corporate purposes of the Company and its Subsidiaries; and

WHEREAS, the Lenders are willing to extend credit to the Borrowers on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank (as defined below) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (or any successor) (the “Board”) through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by JPMorgan Chase Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in the definition of “GAAP” in subsection 1.1 of this Agreement.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 15% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Commitment”: an amount equal to the Aggregate Revolving Credit Commitment (or if the Aggregate Revolving Credit Commitment has been terminated, an amount equal to the Aggregate Outstanding Revolving Extensions of Credit of each Lender).

“Aggregate Outstanding Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, and (c) such Lender’s Commitment Percentage of the aggregate principal amount of all Swing Line Loans then outstanding.

“Aggregate Revolving Credit Commitment”: an amount equal to $500,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Agreement”: as defined in the preamble hereto.

“Applicable Facility Fee Rate”: as defined in subsection 2.19(e).

“Applicable Margin”: as defined in subsection 2.19(e).

“Application”: an application, in the applicable Issuing Bank’s then customary form as such Issuing Bank may promulgate from time to time, requesting such Issuing Bank to open a Letter of Credit.

“Approved Fund”: as defined in Section 11.6(b).

“Arrangers”: as defined in the preamble hereto.

“Assignee”: as defined in subsection 11.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C to this Agreement.

“Available Revolving Credit Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment over (b) such Lender’s Aggregate Outstanding Revolving Extensions of Credit.

“Base CD Rate”: as defined in the definition of ABR.

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 2.2, 2.16, or 3.2 as a date on which a Borrower requests (a) the Lenders to make Loans hereunder and/or (b) the relevant Issuing Bank to issue a Letter of Credit hereunder.

“Business”: as defined in subsection 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that when such term is used to describe a day on which a borrowing, payment or interest rate determination is to be made in respect of a Eurodollar Loan, such day shall also be a day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

“Capitalization Documents”: the collective reference to (a) the articles or certificate of incorporation and by-laws and other organizational or governing documents of each of the Company and its Subsidiaries and (b) the certificates of designation and other agreements governing the issuance of or setting forth the terms of any Capital Stock issued or to be issued by the Company or any of its Subsidiaries.

“Capital Lease Obligations”: of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (b) securities issued or directly and fully guaranteed or insured by any state of the United States of America or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition and, at the time of acquisition, having the highest rating generally obtainable from either S&P or Moody’s, (c) time deposits and certificates of deposit of any domestic commercial bank having capital and surplus in excess of $300,000,000 having maturities of not more than twelve months from the date of acquisition, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b), and (c) entered into with any bank meeting the qualifications specified in clause (c) above and (e) commercial paper rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s or any short term, money market type obligations of a corporation, the commercial paper of which has the above-specified rating, in either case maturing within twelve months after the date of acquisition.

“C/D Assessment Rate”: for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well-capitalized and within supervisory subgroup “B” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation’s (or such successor’s) insuring time deposits at offices of such institution in the United States.

“C/D Reserve Percentage”: for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

“Closing Date”: the date on which the conditions precedent set forth in subsection 5.1 shall have been satisfied.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Aggregate Commitment.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.24, 2.25, 2.26 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Credit Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated June 2003 and furnished to certain Lenders.

“Consolidated Adjusted EBITDA”: for any period, without duplication, Consolidated Net Income for such period before deduction of any applicable income taxes and excluding (i) any extraordinary items of gain or loss and (ii) gain or loss from discontinued operations (classified under GAAP), plus Consolidated Interest Expense for such period, plus depreciation and amortization expenses for such period, to the extent the same are deducted from net revenues in determining Consolidated Net Income for such period.

“Consolidated Interest Expense”: for any period, the amount of interest expense, both expensed and capitalized, of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of their Indebtedness, determined on a consolidated basis in accordance with GAAP. In the event that the Company or any Subsidiary shall have completed an acquisition or disposition of any material Person, division or business unit since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Leverage Ratio”: on the date of any determination thereof, the ratio of Consolidated Total Indebtedness on such date to Consolidated Adjusted EBITDA for the four full fiscal quarters ending on such date; provided that for purposes of calculating Consolidated Adjusted EBITDA for any period of four full fiscal quarters, the Consolidated Adjusted EBITDA of any Person acquired during such period shall be included or excluded (if sold) on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such acquisition or sale and the incurrence or assumption (or discharge) of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters and assuming only such cost reductions as are related to such acquisition and are immediately realizable as of the date of such acquisition). For purposes of this calculation, Consolidated Adjusted EBITDA of any such Person acquired or sold during such period shall be derived from a certificate, in form and substance satisfactory to the Administrative Agent, of a duly authorized financial officer of the Company setting forth such Consolidated Adjusted EBITDA.

“Consolidated Net Income”: for any period, net income of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth”: as of the date of determination, all items which in conformity with GAAP would be included under shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Total Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Total Indebtedness”: as of the date of determination, all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP including, in any event, the Loans and any Indebtedness referred to in clause (k) of such definition, and excluding, in any event, any Indebtedness in respect of the Existing Securities Loan Agreement.

“Continuing Directors”: as defined in Section 8(j).

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Foreign Corporation”: a “controlled foreign corporation” within the meaning of Section 956(c) of the Code.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate Screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excepted Indebtedness”: the Indebtedness of the Company or any of its Subsidiaries permitted to exist pursuant to subsection 7.2.

“Existing Credit Agreement”: as defined in the preamble hereto.

“Existing Letters of Credit”: the collective reference to the outstanding letters of credit originally issued for the account of any of the borrowers party to the Existing Credit Agreement and pursuant to the terms thereto as more specifically described on Schedule IV hereto.

“Existing Securities Loan Agreement”: the Securities Loan Agreement dated as of September 29, 1999 between the Company and BNP Paribas relating to a $50,000,000 U.S. Treasury security, together with the related Assignment Agreement and Assumption Agreement, each dated as of September 30, 1999 between the Company and Societe General, New York Branch.

“Federal Funds Effective Rate”: as defined in the definition of ABR.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Foreign Currency”: any currency, other than Dollars, which may be requested by a Borrower and which is available to JPMorgan Chase Bank in the ordinary course of business, in which a Letter of Credit may be denominated.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of the Company and its consolidated Subsidiaries as of the date of determination except that for purposes of subsection 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in subsection 4.1. In the event that any Accounting Changes (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Company and its consolidated Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the parties thereto, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” means: changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee”: the Guarantee to be executed and delivered by each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit E to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantor”: as defined in the Guarantee.

“Indebtedness”: of any Person means, without duplication (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, including the Interest Rate Agreement (provided that the obligations thereunder shall be measured for purposes hereof on a mark-to-market basis) (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantee Obligations of such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net proceeds paid to such Person in connection with any Receivables Transfer Program and (l) any obligations of such Person in respect of any synthetic lease financing determined in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefore.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in subsection 4.9.

“Interest Coverage Ratio”: for any period of determination, the ratio of Consolidated Adjusted EBITDA for such period to Consolidated Interest Expense for such period; provided that for purposes of calculating Consolidated Adjusted EBITDA for any period of four full fiscal quarters, the Consolidated Adjusted EBITDA of any Person acquired during such period shall be included or excluded (if sold) on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such acquisition or sale and the incurrence or assumption (or discharge) of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters and assuming only such cost reductions as are related to such acquisition and are immediately realizable as of the date of such acquisition). For purposes of this calculation, Consolidated Adjusted EBITDA of any such Person acquired or sold during such period shall be derived from a certificate, in form and substance satisfactory to the Administrative Agent, of a duly authorized financial officer of the Company setting forth such Consolidated Adjusted EBITDA.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the date of the final principal payment in respect thereof, as applicable (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months or a whole multiple thereof after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period in respect of Revolving Credit Loans that would otherwise extend beyond the Termination Date shall end on the Termination Date;

(3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(4) the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, to or under which the Company or any of its Subsidiaries is a party or a beneficiary.

“Issuing Bank”: JPMorgan Chase Bank, in its capacity as issuer of any Letter of Credit (including, without limitation, any Existing Letter of Credit) or any other Lender which the Company may, with such Lender’s consent, appoint in such capacity in respect of any Letter of Credit.

“L/C Commitment”: $125,000,000.

“L/C Disbursement”: means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The L/C Exposure of any Lender at any time shall be its Commitment Percentage of the total L/C Exposure at such time.

“L/C Fee Payment Date”: the third Business Day following the last day of each March, June, September and December.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including, without limitation, any Existing Letters of Credit) and (b) the aggregate amount of drawings under Letters of Credit (including, without limitation, any Existing Letters of Credit) which have not then been reimbursed pursuant to subsection 3.5.

“L/C Participants”: the collective reference to all the Lenders other than the relevant Issuing Bank that issued such Letter of Credit.

“Lenders”: as defined in the preamble to this Agreement.

“Lesser Swing Line Loans”: as defined in subsection 2.16(b).

“Letters of Credit”: as defined in subsection 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, the Guarantee and the Applications.

“Loan Parties”: the Company, the Subsidiary Borrowers and each other Subsidiary of the Company that is a party to a Loan Document.

“Long-Term Debt”: senior notes or other long-term Indebtedness (including with a maturity of one year or greater) for borrowed money or otherwise incurred in a capital markets transaction.

“LT Rating”: the rating of senior, unsecured long-term indebtedness for borrowed money of the Company, without third-party credit enhancement.

“Majority Lenders”: at any time, shall mean the holders of more than 50% of the Aggregate Commitment in effect at such time.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the ability of the Loan Parties to perform any of their obligations under the Loan Documents.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc.

“Multicurrency Subfacility”: as defined in Section 2.3.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”: With respect to the incurrence of any Indebtedness or issuance of Capital Stock by the Company or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash in connection with such incurrence or issuance minus the reasonable fees (including, without limitation, reasonable attorneys’ fees), commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent) incurred by the Company or such Subsidiary in connection therewith.

“Non-U.S. Lender”: as defined in subsection 2.25(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: (a) the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders) or otherwise and (b) all obligations of the Borrowers to any Lender or an Affiliate of any Lender under or in connection with any Interest Rate Agreement or foreign exchange contract.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document

“Participant”: as defined in subsection 11.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: as defined in the definition of ABR.

“Properties”: as defined in subsection 4.17(a).

“Receivables Transfer Program”: any program under which the Company or any of its Subsidiaries sell, transfer, encumber or otherwise dispose of without recourse accounts receivable and related ancillary rights.

“Refunded Swing Line Loans”: as defined in subsection 2.16(b).

“Register”: as defined in subsection 11.6(b)(iv).

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Reimbursement Obligation”: the obligation of any Borrower to reimburse the applicable Issuing Bank pursuant to subsection 3.5 for amounts drawn under Letters of Credit issued for the account of such Borrower (including, without limitation, Existing Letters of Credit).

“Related Fund”: with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .23, .25, .27 or .28 of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, the president or any vice president of such Person or, with respect to financial matters, the chief financial officer, the treasurer or assistant treasurer of such Person.

“Restricted Payment Allowance”: at any time of determination, an amount equal to $200,000,000 less the amount of Restricted Payments made on or subsequent to the Closing Date, provided, however, that such amount shall be increased on each date when financial statements are delivered to each Lender pursuant to subsection 6.1(a) or 6.1(b), as the case may be, by an amount equal to 50% of Consolidated Net Income for the fiscal quarter ending immediately preceding each such date, commencing with the fiscal quarter ending June 30, 2003, and, provided, further, that such amount shall not be decreased at any time of determination as a result of Consolidated Net Income being less than zero for the immediately preceding fiscal quarter.

“Restricted Payments”: as defined in subsection 7.5.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender to (a) make Revolving Credit Loans to the Borrowers, (b) issue and/or participate in Letters of Credit (including, without limitation, Existing Letters of Credit) issued on behalf of the Borrowers and (c) participate in Swing Line Loans made to the Borrowers, in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth under the heading “Revolving Credit Commitments” opposite such Lender’s name on Schedule I, as such amount may be reduced from time to time pursuant to this Agreement.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Exposure”: means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its L/C Exposure and Swingline Exposure at such time.

“Revolving Credit Loans”: as defined in subsection 2.1.

“S&P”: Standard & Poor’s Ratings Group.

“Sale Leaseback Agreement”: the collective reference to the various sale leaseback agreements, each dated as of December 21, 1988, as amended from time to time, which agreements are more particularly described on Schedule II hereto.

“Senior Subordinated Note Indenture”: the Indenture entered into by the Company and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Company or such Subsidiaries in connection therewith.

“Senior Subordinated Notes”: the Company’s 6-½% Senior Subordinated Notes due 2013, issued on June 2, 2003, in aggregate principal amount of approximately $250,000,000 (the “Initial Senior Subordinated Notes”), and the senior subordinated notes of the Company, having the same principal amount and other terms as the Initial Senior Subordinated Notes, issued in exchange for the Initial Senior Subordinated Notes as contemplated by the Senior Subordinated Note Indenture.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Specified Entity”: any Subsidiary of the Company (a) that owns less than $1,000,000 in assets, (b) is inactive or (c) is in the process of liquidation.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors”: the Subsidiaries of the Company listed as such on Schedule III hereto together with any new Subsidiaries which become parties to the Guarantee subsequent to the Closing Date.

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

“Swing Line Loan”: as defined in subsection 2.16(a).

“Termination Date”: July 29, 2008.

“Three-Month Secondary CD Rate”: as defined in the definition of ABR.

“Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Transaction”: the financings described herein, the termination of the Existing Credit Agreement and all related transactions.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan made hereunder, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Wholly Owned Subsidiary”: with respect to any Person, a Subsidiary, all of the stock ordinarily having the power to vote for the election of directors of which is owned directly or indirectly by such Person, other than directors’ qualifying shares and shares issued to other Persons to comply with local law (provided, however, that such directors’ qualifying and other shares shall not constitute more than 3% of all of the stock ordinarily having the power to vote for the election of directors).

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “herein”, “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF LOANS

2.1. Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding, which when added to such Lender’s Commitment Percentage of (i) the then outstanding L/C Obligations and (ii) the aggregate principal amount of all Swing Line Loans then outstanding, will not exceed the amount of such Lender’s Revolving Credit Commitment, provided that nothing contained herein shall be deemed to prohibit the making of, or relieve any Lender of its obligation to make, Revolving Credit Loans the proceeds of which are to be applied solely to the repayment of principal of Refunded Swing Line Loans pursuant to subsection 2.16(b) except that in no event shall any Lender be obligated to make Revolving Credit Loans in excess of its Revolving Credit Commitment. During the Revolving Credit Commitment Period, any Borrower may use the Revolving Credit Commitments by borrowing, prepaying its Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 2.17, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date. Each Revolving Credit Loan shall mature on the Termination Date and provide for the payment of interest in accordance with subsection 2.19.

2.2. Procedure for Revolving Credit Borrowing. Subject to the limitations contained in subsection 2.1, any Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the aggregate amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Type of Loan and the lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available Revolving Credit Commitments of all the Lenders are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from any Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to such Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders for such Borrower and in like funds as received by the Administrative Agent.

2.3. Multicurrency Subfacility. After the Closing Date, the Borrowers may request the Arranger to solicit, using customary procedures, up to $200,000,000 in the aggregate of subfacility commitments under the Agreement (the “Multicurrency Subfacility”). The Multicurrency Subfacility would be in non-Dollar currencies and on terms and conditions to be agreed upon between the Company, the Administrative Agent and the lenders providing the Multicurrency Subfacility. Under no circumstances shall the dollar and non-dollar commitments under the revolving credit facility exceed $500,000,000. The Lenders may commit to all, a portion or none of the Multicurrency Subfacility in their sole discretion.

2.4. [Reserved]

2.5. [Reserved]

2.6. [Reserved]

2.7. [Reserved]

2.8. Facility Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the daily amount of the Revolving Credit Commitment of such Lender (whether used or unused) during the period from and including the Closing Date to but excluding the date on which such Revolving Credit Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. All such accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof.

(b) All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.9. Utilization Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender a utilization fee equal to .250% per annum on the daily amount of the Revolving Credit Commitment of such Lender (whether used or unused), for any day on which the sum of all Lenders’ Aggregate Outstanding Revolving Extensions of Credit are in excess of 50% of the Aggregate Commitments, payable in arrears on the last day of March, June,

September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.10. Optional Termination or Reduction of Revolving Credit Commitments. The Company shall have the right, upon not less than five Business Days’ notice from the Company to the Administrative Agent to terminate the Aggregate Revolving Credit Commitment or, from time to time, to reduce the amount of the Aggregate Revolving Credit Commitment; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and the Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and the Swing Line Loans, when added to the then outstanding L/C Obligations, would exceed the Aggregate Revolving Credit Commitment then in effect. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Aggregate Revolving Credit Commitment then in effect.

2.11. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 11.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the applicable Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.11(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

2.12. [Reserved]

2.13. [Reserved]

2.14. Optional Prepayments. Subject to the limitations contained in subsection 2.1 in respect of prepayments of Revolving Credit Loans, any Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Loans made to such Borrower, in whole or in part, without premium or penalty, upon at least four Business Days’ irrevocable notice in the case of Eurodollar Loans, and upon irrevocable notice received by the Administrative Agent prior to 11:00 A.M., New York City time, on the requested prepayment date in the case of ABR Loans, or upon irrevocable notice received by the Administrative Agent prior to 11:00 A.M. on the requested prepayment date in the case of Swing Line Loans, specifying the date and amount of prepayment, whether the prepayment is of Swing Line Loans, Revolving Credit Loans or a combination thereof, and, if a combination thereof, the amount allocable to each and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.26. Partial prepayments shall be in an aggregate principal amount of $1,000,000 (or $100,000 in the case of Swing Line Loans) or, in any case, a whole multiple of $100,000 in excess thereof.

2.15. Mandatory Prepayments. If at any time the Aggregate Outstanding Revolving Extensions of Credit of all the Lenders shall exceed the Aggregate Revolving Credit Commitments by as much as $5,000,000 (by virtue of any change in the exchange rate of any Foreign Currency in which a Revolving Credit Loan or a Letter of Credit is denominated or otherwise), the Company shall immediately prepay the Revolving Credit Loans and/or cash collateralize the then outstanding L/C Obligations by an amount equal to such excess within three Business Days. Any such cash collateralization of L/C Obligations shall be accomplished in the manner contemplated in the penultimate paragraph of Section 8 concerning the acceleration of the obligations hereunder.

2.16. Swing Line Commitments. (a) Subject to the terms and conditions hereof and provided no Default or Event of Default shall have occurred and be continuing, JPMorgan Chase Bank agrees to make swing line loans to each Borrower (individually, a “Swing Line Loan”; collectively the “Swing Line Loans”) from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $15,000,000, provided that at no time shall the aggregate principal amount of Swing Line Loans outstanding, when added to JPMorgan Chase Bank’s then Aggregate Outstanding Revolving Extensions of Credit, exceed JPMorgan Chase Bank’s Revolving Credit Commitment. Amounts borrowed under this subsection 2.16 may be repaid and, through but excluding the Termination Date, reborrowed. All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurodollar Loans. Each borrowing of Swing Line Loans shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. The applicable Borrower shall give JPMorgan Chase Bank irrevocable notice (which notice must be received by JPMorgan Chase Bank prior to 11:00 A.M., New York City time), on the requested Borrowing Date specifying the amount of the requested Swing Line Loan. The proceeds of the Swing Line Loan will be made available by JPMorgan Chase Bank to the applicable Borrower at the office of JPMorgan Chase Bank by crediting the account of such Borrower at such office with such proceeds. The Swing Line Loans shall mature on the Termination Date and bear interest for the period from the date thereof to the Termination Date on the unpaid principal amount thereof from time to time outstanding the applicable interest rate per annum determined as provided in, and payable as specified in, subsection 2.19.

(b) JPMorgan Chase Bank at any time in its sole and absolute discretion, may, and on each Monday (or if such day is not a Business Day, the next Business Day) shall, on behalf of the applicable Borrower (which hereby irrevocably direct JPMorgan Chase Bank to act on their behalf) request prior to 11:00 A.M., New York City time, each Lender, including JPMorgan Chase Bank, to make a Revolving Credit Loan to such Borrower in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Line Loans made to such Borrower (the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided, that no such request shall be made at any time when the aggregate principal amount of the Swing Line Loans at such time does not exceed $1,000,000 (such Swing Line Loans which in the aggregate do not exceed $1,000,000 are referred to herein as the “Lesser Swing Line Loans”). Unless any of the events described in paragraph (f) of Section 8 shall have occurred (in which event the procedures of paragraph (c) of this subsection 2.16 shall apply) each Lender shall make the proceeds of its Revolving Credit Loan to the applicable Borrower available to JPMorgan Chase Bank for the account of JPMorgan Chase Bank at the office of JPMorgan Chase Bank specified in subsection 11.2 prior to 2:00 P.M., New York City time, in funds immediately available on the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans of such Borrower. Each Revolving Credit Loan made pursuant to this subsection 2.16(b) shall be an ABR Loan.

(c) If prior to the making of a Revolving Credit Loan to any Borrower pursuant to paragraph (b) of this subsection 2.16 one of the events described in paragraph (f) of Section 8 shall have occurred, each Lender will on the date such Revolving Credit Loan was to have been made or the date such Revolving Credit Loan would have otherwise been made had the Swing Line Loans then outstanding not been Lesser Swing Line Loans, purchase an undivided participating interest in the Refunded Swing Line Loans or Lesser Swing Line Loans, as the case may be, in an amount equal to its Commitment Percentage of such Refunded Swing Line Loans or Lesser Swing Line Loans, as the case may be. Each Lender will immediately transfer to JPMorgan Chase Bank, in immediately available funds, the amount of its participation and upon receipt thereof JPMorgan Chase Bank will deliver to such Lender a Swing Line Loan participation certificate dated the date of receipt of such funds and in such amount.

(d) Whenever, at any time after JPMorgan Chase Bank has received from any Lender such Lender’s participating interest in a Refunded Swing Line Loan or Lesser Swing Line Loan, as the case may be, JPMorgan Chase Bank receives any payment on account thereof, JPMorgan Chase Bank will distribute to such Lender its participating interest in such amount (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by JPMorgan Chase Bank is required to be returned, such Lender will return to JPMorgan Chase Bank any portion thereof previously distributed by JPMorgan Chase Bank to it.

(e) Each Lender’s obligation to purchase on a pro rata basis participating interests pursuant to this subsection 2.16 shall not be affected by any circumstance (except for any circumstance resulting solely from the gross negligence or willful misconduct of JPMorgan Chase Bank), including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower may have against JPMorgan Chase Bank, the Company, the Subsidiary Borrowers or any other Person for any reason whatsoever; (ii) any adverse change in the condition (financial or otherwise) of the Company; (iii) any breach of this Agreement by any Borrower or any other Lender; or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.17. Conversion and Continuation Options. (a) Any Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by such Borrower giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by such Borrower giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate, (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date (in the case of conversions of Revolving Credit Loans) and (iii) no Swing Line Loan may be converted into a Eurodollar Loan.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date (in the case of continuations of Revolving Credit Loans) and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

2.18. Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be done in such a manner so that, after giving effect thereto, there shall never be more than 12 Tranches of Revolving Credit Loans outstanding at one time.

2.19. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin then in effect.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin then in effect.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any facility fee, utilization fees or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, facility fees, utilization fees or other amounts, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Except as otherwise expressly provided herein, interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

(e) The Applicable Margin applicable to Eurodollar Loans, the Applicable Margin applicable to ABR Loans, (individually or collectively, the “Applicable Margin”) and the Applicable Facility Fee Rate shall be equal to the percentage per annum set forth in the appropriate column in the table below, relating to the Company’s LT Rating by S&P and Moody’s. For purposes of determining the Applicable Margin or the Applicable Facility Fee Rate, (i) if any of the Company’s LT Ratings appears in more than one column of the table, the Applicable Margin and the Applicable Facility Fee Rate will be based on the column which includes the higher rating (provided that if the higher rating is more than one Level higher, the Level between the two ratings shall apply), (ii) if Moody’s or S&P, shall not have in effect a LT Rating (other than because such rating agency shall no longer be in the business of rating corporate debt obligations), then such rating agency will be deemed to have established a LT Rating one level lower than the LT rating of either Moody’s or S&P, as the case may be, that remains in effect, (iii) the Applicable Margin and the Applicable Facility Fee Rate shall be subject to adjustment (upwards or downwards, as appropriate), effective as of the date on which S&P or Moody’s announces a rating change which results in a change in the Applicable Margin and the Applicable Facility Fee Rate, and (iv) if the rating system of either S&P or Moody’s shall change, or if either S&P or Moody’s shall cease to be in the business of rating corporate debt obligations, amendments shall be negotiated in good faith (and shall be effective only upon approval by the Company and the Majority Lenders) to the references to specific ratings in the table below to reflect such changed rating system or the unavailability of ratings from such rating agency.

	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6
S&P-LT Rating	A- or better	BBB+	BBB	BBB-	BB+	BB or below
Moody’s-LT Rating	A3 or better	Baal	Baa2	Baa3	Ba1	Ba2 or below
Applicable Eurodollar Margin	.625%	.85%	1.05%	1.25%	1.45%	1.625%
Applicable ABR Margin	.00%	.00%	.05%	.25%	.45%	.625%

Applicable Facility Fee Rate	.125%	.15%	.20%	.25%	.30%	.375%

2.20. Computation of Interest and Fees. (a) Whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Otherwise, interest, facility fees and letter of credit fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the applicable Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.19(a).

2.21. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders in good faith) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans, requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans that were to have been continued on the first day of such Interest Period shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall any Borrower have the right to convert Loans to Eurodollar Loans.

2.22. Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder (other than any borrowing of Swing Line Loans), each payment by a Borrower on account of any facility fee or utilization fee hereunder (except as otherwise specifically provided herein) and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective relevant Commitment Percentages of the Lenders. Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Loans made to such Borrower shall be made pro rata according to the respective principal or interest, as the case may be, in respect of such Loans then due and owing to the Lenders. All payments (including prepayments) to be made by a Borrower hereunder and under any Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in subsection 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its relevant Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s relevant Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the applicable Borrower. The failure of any Lender to make any Loan to be made by it shall not, in and of itself, relieve any other Lender of its obligation hereunder to make its Loan on such Borrowing Date.

2.23. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof subsequent to the date hereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar

Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, each Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.26.

2.24. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 2.25, net income or franchise taxes (imposed in lieu of net income taxes) and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in any Letter of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that before making any such demand, each Lender agrees to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternative applicable lending office if the making of such designation would allow the Lender or its applicable lending office to continue to perform its obligations to make Eurodollar Loans or to continue to fund or maintain Eurodollar Loans and avoid the need for, or materially reduce the amount of, such increased costs; provided further, that no Lender will be required to make any such designation if to do so would result in any material costs to such Lender, as determined by such Lender in its reasonable discretion. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the applicable Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender in good faith, through the Administrative Agent, to the applicable Borrower shall be conclusive in the absence of manifest error. If a Borrower notifies the Administrative Agent within five Business Days after any Lender notifies such Borrower of any increased cost pursuant to the foregoing provisions of this subsection 2.24, such Borrower may convert all Eurodollar Loans made to it by such Lender then outstanding into ABR Loans in accordance with subsection 2.17 and, additionally reimburse such Lender for any cost in accordance with subsection 2.26. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of one year.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company in good faith (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

2.25. Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the applicable Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the applicable Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.26. Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder for a period of one year.

2.27. Replacement of Lenders. If (a) the Company is obligated to pay any additional amounts pursuant to subsection 2.24 or 2.25 and the Lender making any such claim chooses not to designate an alternative lending office, if applicable, or (b) any of the events described in subsection 2.23 shall occur and any Lender is thereby prohibited from making or maintaining Eurodollar Loans as contemplated by this Agreement, the Company may, so long as at such time there does not exist any Default or Event of Default, request one or more replacement financial institutions to take over all or the affected portion of any such Lender’s then outstanding Loans and to assume all or the affected portion of any such Lender’s Revolving Credit Commitments and obligations hereunder. If one or more such replacement financial institutions shall so agree, the Loans and Revolving Credit Commitments of any such affected Lender may, at the discretion of the Company, be (subject to the next succeeding sentence) automatically assigned to such replacement financial institutions in accordance with subsection 11.6, in such amounts that the Company may designate; provided that prior to any such assignment, the Company shall have paid to any such affected Lender all amounts owing to it under subsections 2.24, 2.25, 2.26 and 11.5. It is understood that (i) the Administrative Agent shall have no obligation to identify or locate such a replacement financial institution and (ii) no such replaced Lender shall be required to sell to such replacement financial institution its Loans at less than their par value.

SECTION 3. LETTERS OF CREDIT

3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), JPMorgan Chase Bank, as an Issuing Bank, agrees to continue to hold outstanding Existing Letters of Credit issued prior to the date hereof and originally for the account of the Company and each Issuing Bank agrees to issue letters of credit (collectively, whether Existing Letters of Credit or letters of credit to be issued pursuant to the terms hereof, “Letters of Credit”) for the account of a requesting Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Bank; provided that such Issuing Bank shall not, and shall have no obligation to, issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Available Revolving Credit

Commitment of all the Lenders would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or in a Foreign Currency, provided that the aggregate face amount of all Letters of Credit denominated in such Foreign Currencies (as determined at the time of issuance of any Letter of Credit) shall not exceed $20,000,000, and shall be either (x) a standby letter of credit issued to support obligations of the Company or its Subsidiaries, contingent or otherwise for general corporate needs, or (y) a documentary letter of credit in respect of the purchase of goods or services by the Company or its Subsidiaries in the ordinary course of business and (ii) expire no later than the earlier of (x) one year from the date of issuance thereof or (y) five business days prior to the Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods, which shall in no event extend beyond the date referred to in clause (y) above.

(b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c) No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2. Procedure for Issuance of Letters of Credit. Any Borrower may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as may be customary for letters of credit of the kind being requested and as such Issuing Bank may reasonably request. Upon receipt of any Application, an Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the applicable Borrower. Each Issuing Bank shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof.

3.3. Fees, Commissions and Other Charges. (a) The applicable Borrower shall (i) pay to the Administrative Agent for the account of the L/C Participants, and for the account of the relevant Issuing Bank in respect of the portion of such Letter of Credit in respect of which L/C Participants do not hold participating interests, a fee with respect to each Letter of Credit (including, without limitation, Existing Letters of Credit) issued for the account of such Borrower for each day such Letter of Credit is outstanding, in an amount equal to a percentage per annum (which percentage shall equal the Applicable Eurodollar Margin in respect of Eurodollar Revolving Credit Loans in effect on such day) of the full amount of such Letter of Credit, accruing from the date of issuance in respect of each Letter of Credit and (ii) pay to such Issuing Bank for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit. Such fees shall be payable in arrears on each L/C Fee Payment Date to occur.

(b) In addition to the foregoing fees the applicable Borrower shall pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the relevant Issuing Bank and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

3.4. L/C Participations. (a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Banks to continue to hold outstanding Existing Letters of Credit and to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in such Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder (including, without limitation, each Existing Letter of Credit) and the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement other than as a result of the gross negligence or willful misconduct of such Issuing Bank, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to an Issuing Bank pursuant to this subsection 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to such Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by such Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to this subsection 3.4(a) is not in fact made available to such Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of such Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with this subsection 3.4(a), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

3.5. Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse each Issuing Bank on each date on which such Issuing Bank notifies such Borrower of the date and amount of a draft presented under any Letter of Credit issued for the account of such Borrower (including, without limitation, any Existing Letter of Credit) and paid by such Issuing Bank for the amount of (a) such draft so paid and (b) any taxes (excluding net income taxes and franchise taxes), fees, charges or other costs or expenses incurred by such Issuing Bank in connection with such payment (whether with its own funds or with the proceeds of Loans). Each such payment shall be made to such Issuing Bank at its address for notices specified herein in lawful money of (x) the United States of America (in the case of payments made on Dollar-denominated Letters of Credit and payments on Foreign Currency-denominated Letters of Credit made after any conversion pursuant to subsection 3.9(b)) or (y) the applicable foreign jurisdiction (in the case of payments on Foreign Currency-denominated Letters of Credit made before any conversion pursuant to subsection 3.9(b)) and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the applicable Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at (i) the rate which would be payable on any overdue Revolving Credit Loans that are ABR Loans which were then overdue (in the case of the Dollar-denominated Letters of Credit and, commencing with the date of any conversion pursuant to subsection 3.9(b), in the case of Foreign Currency-denominated Letters of Credit) or (ii) the rate which would reasonably and customarily be charged by such Issuing Bank on outstanding Foreign Currency loans which were overdue (in the case of Foreign Currency-denominated Letters of Credit prior to the date of any conversion pursuant to subsection 3.9(b)). Each drawing under any Letter of Credit shall constitute a request by the applicable Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.1 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

3.6. Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which such Borrower may have or have had against any Issuing Bank, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Bank that such Issuing Bank shall not be responsible for, and such Borrower’s Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank’s gross negligence or willful misconduct. Each Borrower agrees that any action taken or omitted by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower with respect to any obligations (including, without limitation, any Reimbursement Obligations) owing to the Lenders hereunder in connection with any Letter of Credit and shall not result in any liability of such Issuing Bank to such Borrower.

3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of the relevant Issuing Bank to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8. Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9. Currency Adjustments. (a) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any letter of credit commission or commitment fee payable in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in Foreign Currency into an amount of Dollars based upon the relevant exchange rate (depending upon the Foreign Currency used) determined by the Administrative Agent to be in effect for such day (which determination shall be conclusive absent manifest error).

(b) Notwithstanding anything to the contrary contained in this Section 3, the relevant Issuing Bank may at any time prior to the time of reimbursement (taking into consideration such Issuing Bank’s need to eliminate currency exchange risks associated with any such transaction), convert a Borrower’s obligation to reimburse such Issuing Bank in Foreign Currency pursuant to subsection 3.5 into an obligation to reimburse such Issuing Bank in Dollars. The amount of any such converted obligation shall be computed by such Issuing Bank based upon the Dollar/relevant Foreign Currency exchange rate determined by such Issuing Bank to be in effect for the day on which such conversion occurs (which determination shall be conclusive absent manifest error).

(c) Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from the L/C Participants pursuant to subsection 3.4(a) in respect of any Letter of Credit denominated in a Foreign Currency, such Issuing Bank shall convert the applicable Borrower’s obligation under subsection 3.5 to reimburse such Issuing Bank in such Foreign Currency into an obligation to reimburse such Issuing Bank in Dollars. The Dollar amount of the reimbursement obligation of such Borrower and the L/C Participants shall be computed by such Issuing Bank in the manner contemplated in clause (b) above.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1. Financial Condition. The audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at September 30, 2000, September 30, 2001 and September 30, 2002, the related consolidated statements of income and of cash flows for the fiscal year ended on each such date, reported on by KPMG LLP, copies of which have heretofore been furnished to each Lender are complete and present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at each such date, and the consolidated results of their operations and their consolidated cash flows for the relevant fiscal year then ended. The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2003, the related unaudited consolidated statements of income and of cash flows for the six-month period ended on such date, certified in each case by a Responsible Officer of the Company, copies of which have heretofore been furnished to each Lender, are complete and present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the six-month period then ended (subject in each case to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (provided that interim statements may be condensed and exclude footnotes) applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer of the Company, as the case may be, and as disclosed therein). Neither the Company nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, material contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto or disclosed on a supplemental basis. During the period from March 31, 2003 to and including the date hereof there has been no sale, transfer or other disposition by the Company or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Company and its consolidated Subsidiaries at March 31, 2003.

4.2. No Change. Since September 30, 2002 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

4.3. Corporate Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing (or similar concept under applicable law) under the laws of the jurisdiction of its organization (except for any Subsidiaries organized under the laws of a foreign jurisdiction in which the concept of good standing is inapplicable, as to which no representation or warranty regarding good standing is made), (b) has the corporate or other power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing (or similar concept under applicable law) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4. Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the continuing operations of the Company and its Subsidiaries or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which any Loan Party is a party other than such of the foregoing which have been made or obtained and which are in full force and effect on the Closing Date. This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which such Loan Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles (whether in equity or at law) and an implied covenant of good faith and fair dealing.

4.5. No Legal Bar. The execution, delivery and performance of the Loan Documents to which any Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than as required by the Loan Documents) in each case, which could reasonably be expected to have a Material Adverse Effect.

4.6. No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 4.6.

4.7. No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8. Ownership of Property; Liens. Each of the Company and its Subsidiaries has good record and indefeasible title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by subsection 7.3.

4.9. Intellectual Property. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim is pending and to the knowledge of the Company no claim has been asserted by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim which could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10. No Burdensome Restrictions. Except as set forth on Schedule 4.10 hereto, no Requirement of Law or Contractual Obligation of the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.11. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, assessments, fees or other changes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge which could reasonably be expected to have a Material Adverse Effect.

4.12. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

4.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan and each Plan has complied in all respects with the applicable provisions of ERISA and the Code, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plans allocable to such accrued benefits by more than $20,000,000 in the aggregate taking into account only those Single Employer Plans whose accrued benefits exceed such assets. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Company or any Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount which could reasonably be expected to have a Material Adverse Effect.

4.14. Investment Company Act; Other Regulations. The Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to any regulation under any Federal or state statute or regulation which limits its ability to incur Indebtedness.

4.15. Subsidiaries. (i) Subject to updates of said Schedule 4.15 from time to time, which will be delivered to the Administrative Agent, the Subsidiaries listed on Schedule 4.15(a) constitute all the Subsidiaries of the Company as of the date hereof and (ii) the organizational structure of the Company and its Subsidiaries is as specified on Schedule 4.15(b).

4.16. Purpose of Loans. The proceeds of the Revolving Credit Loans and the Swing Line Loans shall be used for the general corporate purposes of the Company and its Subsidiaries.

4.17. Environmental Matters. (a) To the best knowledge of the Company, the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(b) To the best knowledge of the Company, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

(c) Neither the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

(d) To the best knowledge of the Company, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(f) To the best knowledge of the Company, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the current or past operations of the Company or any Subsidiary in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

4.18. Solvency. On the Closing Date and after giving effect to any borrowings hereunder on such date and to all other Indebtedness and Guarantee Obligations being incurred on such date, (a) the property, at a fair valuation, of the Company will exceed the Company’s debts, (b) each Borrower will be able to pay its liability on its debts as such debts become absolute and matured, and (c) each Borrower will have, as of such date, sufficient capital with which to conduct its business. For purposes of this subsection, “debt” means “liability on a claim”, “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.19. Corporate Structure. Except as set forth on Schedule 4.19 hereto and other than qualifying shares held by directors and qualifying shareholders in certain Subsidiaries which are Controlled Foreign Corporations, all of the outstanding shares of capital stock or other indicia of ownership interests of each Subsidiary of the Company are owned directly or indirectly by the Company.

4.20. Accuracy and Completeness of Information. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.21. Labor Matters. There are no strikes pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Company and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law, except to the extent such violations could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. All material payments due from the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiary.

4.22. Subsidiary Guarantors. The Subsidiary Guarantors include each Subsidiary of the Company other than any Subsidiary which is either a (i) Controlled Foreign Corporation or (ii) Specified Entity.

SECTION 5. CONDITIONS PRECEDENT

5.1. Conditions to the Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the first date on which the following conditions precedent have been satisfied (so long as such date shall occur no later than July 31, 2003):

(a) Credit Agreement; Guarantee. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, each Borrower and each Person listed on Schedule I and (ii) the Guarantee executed and delivered by the Company, the Subsidiary Borrowers and each other Subsidiary of the Company (which is not a Controlled Foreign Corporation or a Specified Entity).

(b) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(c) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a duly authorized officer and the Secretary, any Assistant Secretary or Responsible Officer of the relevant Loan Party.

(d) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Quarles & Brady LLP, counsel to the Company and its Subsidiaries, substantially in the form of Exhibit B-1; and

(ii) the legal opinion of Michael K. Bresson, Executive Vice President, General Counsel and Secretary of the Company and its Subsidiaries, substantially in the form of Exhibit B-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(e) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal years 2003-2008 and a satisfactory written analysis of the business and prospects of the Company and its Subsidiaries for the period.

(f) Financial Statements. The Lenders shall have received audited consolidated financial statements of the Company and its Subsidiaries for the 2000, 2001 and 2002 fiscal years and unaudited interim consolidated financial statements of the Company and its Subsidiaries for each fiscal period ended subsequent to the date of the latest applicable audited financial statements referred to above.

(g) Necessary Approvals. All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, reasonably advisable in connection with the Transaction and the continuing operations of the Company and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction.

(h) Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full.

(i) Restricted Payments Certificate. The Administrative Agent shall have received a certificate of a responsible Officer of the Company setting forth the amount and date of each Restricted Payment made by the Company since January 1, 2003 and prior to the date hereof.

5.2. Conditions to Each Extension of Credit. The agreement of each Lender and the Issuing Bank to make any extension of credit requested to be made by it (including the issuance, amendment, renewal or extension of a Letter of Credit) on any date (including, without limitation, any extensions of credit to be made on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrowers and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

Each borrowing by and Letter of Credit issued on behalf of any Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this subsection 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1. Financial Statements. Furnish to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of (i) the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing and (ii) the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year, showing inter-company eliminations, and the related consolidated statements of income and stockholders’ equity and changes in financial position of the Company and its consolidated Subsidiaries for such year, showing inter-company eliminations, setting forth in comparative form the figures for the previous year, certified by a Responsible Officer of the Company as being fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its consolidated Subsidiaries taken as a whole;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and stockholders’ equity and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and the related unaudited consolidating financial statements of the Company and its Subsidiaries for such quarter and the portion of the fiscal year through such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Company as being, with respect to the consolidated financial statements referred to above, fairly stated in all material respects and, with respect to the consolidating financial statements referred to above, fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its consolidated Subsidiaries taken as a whole (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (provided that interim statements may be condensed and exclude footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2. Certificates; Other Information. Furnish to each Lender:

(a) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(b), a certificate of a Responsible Officer of the Company (i) stating that, to the best of such Officer’s knowledge, each Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement, in the Notes and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of subsection 7.1;

(b) within five days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(c) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(b), a certificate of a Responsible Officer of the Company indicating the Company’s Interest Coverage Ratio and Consolidated Leverage Ratio for such period and Consolidated Net Worth as of the end of such period of four fiscal quarters of the Company;

(d) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default relating to the covenants contained in subsections 7.1, 7.2, 7.4 and 7.7, except as specified in such certificate;

(e) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(b), (i) a presentation, in reasonable detail, of the financial data relied upon in arriving at any figure for cost reductions assumed in the calculation of the Consolidated Leverage Ratio and (ii) a certificate of a Responsible Officer of the Company stating that such officer reasonably believes that any such cost reductions (as certified pursuant to subsection 6.2(c)) are related to the applicable acquisition and are immediately realizable as of the date of such acquisition and that such officer has no reason to believe such cost reductions are incorrect in any material respect; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

6.4. Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 7.4; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.5. Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

6.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.

6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Company or any of its Subsidiaries in which there is a reasonable probability that damages against the Company or any of its Subsidiaries will be recovered in the amount of $8,000,000 or more and such damages will not be covered by insurance, or any litigation or proceeding in which the amount of damages sought is $8,000,000 or more and in which there is a reasonable probability that injunctive or similar relief will be granted;

(d) the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

6.8. Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

6.9. Guarantee Delivered by New Subsidiaries. Cause any Person (other than any Person which is a Controlled Foreign Corporation or Specified Entity) which becomes a Subsidiary of the Company after the Closing Date to execute and deliver a supplement to the Guarantee, substantially in the form of Exhibit A to the Guarantee.

SECTION 7. NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall not, and (except with respect to subsection 7.1) shall not permit any of its Subsidiaries to, directly or indirectly:

7.1. Financial Condition Covenants. (a) Maintenance of Net Worth. Permit Consolidated Net Worth as at the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2003, to be less than the sum of (i) $500,000,000, (ii) 50% of cumulative Consolidated Net Income for each fiscal quarter of the Company (beginning with the fiscal quarter ending June 30, 2003) for which Consolidated Net Income is positive, (iii) 100% of the Net Proceeds of any offering by the Company of common equity consummated after the Closing Date and (iv) 100% of any capital contribution made to the Company or any of its Subsidiaries after the Closing Date by a holder of the Company’s Capital Stock.

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company commencing with the fiscal quarter ending June 30, 2003 to be less than 4.00 to 1.00.

(c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company commencing with the fiscal quarter ending June 30, 2003 to exceed (i) for any four-quarter period ending on or prior to June 30, 2004, 3.50 to 1.00, (ii) for any four-quarter period ending after June 30, 2004 and on or prior to June 30, 2005, 3.25 to 1.00, (iii) for any four-quarter period ending after June 30, 2005 and on or prior to June 30, 2006, 3.00 to 1.00 or (iv) for any four-quarter period ending after June 30, 2006, 2.75 to 1.00.

7.2. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrowers and the Subsidiary Guarantors under this Agreement and the other Loan Documents;

(b) additional Indebtedness incurred at any time so long as prior to and after giving effect to any such incurrence no Default or Event of Default shall have occurred and be continuing and the Company is in compliance with Section 7.1(c); provided, that all such Indebtedness incurred by Subsidiaries of the Company shall not exceed 5% of the Company’s Consolidated Total Assets;

(c) Indebtedness in respect of a Receivables Transfer Program;

(d) Indebtedness in respect of the Existing Securities Loan Agreement; and

(e) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary Guarantor to the Company or any other Subsidiary.

7.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary;

(f) Liens on assets of the Company or its Subsidiaries not in excess of 5% of the Consolidated Total Assets of the Company;

(g) Liens in the nature of licenses that arise in the ordinary course of business and consistent with past practice;

(h) Liens in connection with the Sale Leaseback Agreement;

(i) Liens on accounts receivable and related ancillary rights sold pursuant to the Receivables Transfer Program in accordance with Section 7.4(v); and

(j) attachment or judgment Liens in an aggregate amount outstanding at any one time not in excess of $1,500,000; provided that the attachment or judgment related thereto is discharged, vacated, stayed, or bonded pending appeal within 60 days from the entry thereof.

7.4. Limitations on Fundamental Changes; Asset Sales. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary or other Person may merge into the Company in a transaction in which the Company is the surviving corporation, provided that any such merger involving a person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by subsection 7.10; (ii) any Subsidiary or other Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, provided that any such merger involving a person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by subsection 7.10; (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary; (iv) any Subsidiary may liquidate, dissolve or otherwise be disposed of if the Company determines in good faith that such liquidation, dissolution or other disposition is in the best interests of the Company, is not materially disadvantageous to the Lenders, and is made (in the case of a disposition) for fair value; (v) the Company or any Subsidiary may sell, transfer, encumber or otherwise dispose of accounts receivable and related ancillary rights pursuant to a Receivables Transfer Program; provided that (i) all sales, transfers, encumbrances or dispositions are made for fair value and for cash consideration equal to at least 85% of face value, and (ii) at no time shall more than $100,000,000 in book value as determined in accordance with GAAP of such accounts receivable (and related ancillary rights) be subject to an agreement for such sale, transfer, encumbrance or disposition; and (vi) the Company shall be permitted to dispose of substantially all of the assets or all of the capital stock of Applied Biotech, Inc. and BioRobotics Limited.

7.5. Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Company) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Company or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called “Restricted Payments”), except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Restricted Payment may be made if, after giving effect thereto, the Restricted Payment Allowance, calculated as if such Restricted Payment were made, is not less than $0.00.

7.6. Modification of Capitalization Documents. Amend, supplement or otherwise modify any of the Capitalization Documents without giving the Administrative Agent at least ten days prior notice of such amendment, supplement or modification and in any event in such a manner which shall not be deemed by the Majority Lenders to be adverse to their interests hereunder.

7.7. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) loans and advances to employees of the Company or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business;

(d) investments by the Company in or loans or advances by the Company to its Subsidiaries and investments by such Subsidiaries in or loans or advances by such Subsidiaries to the Company and in or to other Subsidiaries (including the investment for creation of such Subsidiary); provided, however, that any such investment constituting Indebtedness of any Subsidiary shall be permitted only if such Indebtedness is permitted by subsection 7.2;

(e) so long as no Event of Default has occurred and is continuing or would occur as a result thereof, the Company and its Subsidiaries may purchase securities or any assets constituting a business unit or product line of, or make any other investment in, another Person; provided that any such purchase or investment does not violate any other agreement contained herein;

(f) extensions or renewals of existing investments on substantially identical terms;

(g) investments in the ordinary course of business not to exceed $1,000,000;

(h) investments in Interest Rate Agreements and foreign exchange contracts not to exceed an aggregate notional amount of $600,000,000 entered into for non-speculative purposes;

(i) loans in an aggregate principal amount not to exceed $500,000 individually and $2,500,000 in the aggregate at any time outstanding with terms not to exceed 180 days, which terms may not be extended or refinanced beyond the original maturity thereof;

(j) investments made in connection with the Receivables Transfer Program; and

(k) investments in any other Person received as non-cash consideration in connection with a transaction permitted by subsection 7.4.

7.8. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Company’s or such Subsidiary’s business and (c) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that (i) any transaction which repatriates the earnings of a foreign Subsidiary to a domestic Subsidiary shall be deemed to be permitted under this Agreement and (ii) this section shall not prohibit or restrict transactions between the Company or any subsidiary and any special-purpose entity created as part of a Receivables Transfer Program.

7.9. Limitation on Changes in Fiscal Year. Permit the fiscal year of the Company to end on a day other than September 30.

7.10. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary by acquisition or otherwise, except for those businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement or which are related thereto.

7.11. Restrictions Affecting Subsidiaries. Enter into, or suffer to exist, any Contractual Obligation with any Person other than the Company, which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Company or any other Subsidiary, (b) make loans or advances to the Company or any other Subsidiary or (c) transfer any of its properties or assets to the Company or any other Subsidiary.

7.12. Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement, (b) agreements in respect of the Long-Term Debt (provided that any limitation contained therein shall be solely a customary clause requiring the Long-Term Debt to be equally and ratably secured by any collateral pledged to secure the Obligations hereunder) and (c) any purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby).

7.13. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Loan or any Note when due in accordance with the terms thereof or hereof; or any Borrower shall fail to pay any interest on any Loan or any Note, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Sections 6.7(a) and Section 7 of this Agreement; or

(d) Any Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest (regardless of amount) of any Indebtedness (other than the Notes) having an aggregate principal amount in excess of $5,000,000 or in the payment (regardless of amount) of any Guarantee Obligation (other than the Guarantee) in excess of $5,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(f) (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) The Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert; or

(j) (i) Any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (other than any Person which is an Affiliate of the Company as of the date hereof) (A) shall have acquired beneficial ownership of more than 30% of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Company or (B) shall obtain the power (whether or not exercised) to elect a majority of the Company’s directors or (ii) the Board of Directors of the Company shall not consist of a majority of Continuing Directors; as used in this paragraph “Continuing Directors”

shall mean the directors of the Company on the Closing Date and each other director, if such other director’s nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans made to the Borrowers hereunder (with accrued interest thereon) and all other amounts owing by the Borrowers under this Agreement (including, without limitation, all amounts of L/C Obligations owing by the Borrowers, whether or not the beneficiaries of the then outstanding relevant Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Company, declare the Revolving Credit Commitments to be terminated forthwith, whereupon such Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans made to the Borrowers hereunder (with accrued interest thereon) and all other amounts owing by the Borrowers under this Agreement (including, without limitation, all amounts of L/C Obligations owing hereunder, whether or not the beneficiaries of the then outstanding relevant Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

If the Indebtedness hereunder has been accelerated pursuant to the preceding paragraph, with respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of such acceleration, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the sum of (i) the aggregate then undrawn and unexpired amount of such Letters of Credit and (ii) commissions, fees and estimated expenses (in each case as determined pursuant to subsection 3.3) expected to be incurred hereunder over a one year period. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under any Notes. After all the Letters of Credit issued pursuant to the terms hereof shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under any Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower. The applicable Borrower shall execute and deliver to the Administrative Agent, for the account of the relevant Issuing Bank and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the security interest in such cash collateral account.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9. [RESERVED]

SECTION 10. THE ADMINISTRATIVE AGENT; THE ARRANGERS; THE SYNDICATION AGENT; THE CO-DOCUMENTATION AGENTS

10.1. Appointment. Each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes JPMorgan Chase Bank, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document (except as the effectiveness or enforceability of any Loan Document may be affected by the due execution or delivery thereof by the Administrative Agent) or for any failure of any Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of its Subsidiaries.

10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably and in good faith believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or as otherwise required by subsection 11.1) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Majority Lenders (or as otherwise required by subsection 11.1), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of any Notes.

10.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (except as otherwise required by subsection 11.1); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and the Subsidiaries of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries.

Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company and its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their pro rata shares of the Aggregate Commitment in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their pro rata shares of the Aggregate Commitment immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Company, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of any Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10. The Arrangers, the Syndication Agent and the Co-Documentation Agents. The Arrangers, the Syndication Agent and the Co-Documentation Agents shall have no duties or responsibilities, and shall incur no liability, under this Agreement or the other Loan Documents.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Neither this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers (and, in the case of any Loan Document other than this Agreement, the Company or any Subsidiary, as the case may be, party thereto) written amendments, supplements or modifications hereto and the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or thereunder or (b) waive any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, L/C Disbursement or Note or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Credit Commitment, in each case without the consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Majority Lenders, or consent to the assignment or transfer by a Borrower, of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all (based on the financial value thereof) of the Subsidiaries party to the Guarantee, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent, (iv) amend, modify or waive any provision of Section 2.16 without the written consent of the Swing Line Lender or (v) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon each of the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2. Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

To the Company or the Subsidiary Borrowers:

Apogent Technologies Inc.

30 Penhallow Street

Portsmouth, New Hampshire 03801

Attention: Secretary

Telecopy: (603) 436-3719

To the Administrative Agent:

JPMorgan Chase Bank

Loan and Agency Services Group

1111 Fannin, 10th floor

Houston, TX 77002

Attention: Jacqueline P. Beauchamps

Telecopy: (713) 750-2938

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.10, 2.14, 2.16 or 2.17 shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or 3 unless otherwise agreed by the Administrative Agent and the applicable Lender. Any of the Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

11.5. Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders (including the reasonable allocated fees and expenses of in-house counsel), and (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes similar in nature, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent (and their respective directors, officers, employees and agents) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that the Company shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, respectively. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Credit Commitment to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitments or Loans, the amount of the Revolving Credit Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.24, 2.25, 2.26 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.24, 2.25 and 2.26 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.24 or 2.25 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.25 unless such Participant complies with Section 2.25(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Company or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans then due and owing, or interest thereon then due and owing, such benefited Lender shall purchase for cash from such other Lender a participating interest in such portion of each such other Lender’s Revolving Credit Loans or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder or under any Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

11.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

11.13. Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Borrower and the Lenders.

11.14. WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.15. Confidentiality. (a) Each Lender agrees to keep the information obtained by it pursuant hereto and the other Loan Documents identified as confidential in writing at the time of delivery to such Lender confidential in accordance with such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s directors, employees, representatives, attorneys, accountants, agents or Affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source or such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law, regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Company unless such notice is legally prohibited) or requested or required by bank regulators or auditors or any administrative body or commission to whose jurisdiction such Lender may be subject, (d) to Transferees or potential Transferees who agree to be bound by the provisions of this subsection 11.15, (e) to the extent required in connection with any litigation between any Borrower and any Lender with respect to the Loans or this Agreement or any other Loan Document, (f) to the Administrative Agent or any other Lender, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this subsection 11.15), (i) in connection with the exercise of any remedy hereunder or under the other Loan Documents or (j) with the Company’s prior written consent. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

(b) Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the Transaction relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

11.16. Waiver of Notice of Commitment Termination under Existing Credit Agreement. By executing this Agreement, the Majority Lenders (as defined in the Existing Credit Agreement) hereby (i) waive the requirement set forth in Section 2.10 of the Existing Credit Agreement that the Company give five Business Days’ notice of the termination of the Aggregate Revolving Credit Commitment (as defined in the Existing Credit Agreement) and (ii) acknowledge that the execution of this Agreement shall serve as notice to the Administrative Agent (as defined in the Existing Credit Agreement) of such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

APOGENT TECHNOLOGIES INC.

By:	/s/ DENNIS B. BROWN
Dennis B. Brown,
Title:	Chief Financial Officer

ERIE SCIENTIFIC COMPANY

By:	/s/ DENNIS B. BROWN
Dennis B. Brown
Title:	Vice President

NALGE NUNC INTERNATIONAL CORPORATION

By:	/s/ DENNIS B. BROWN
Dennis B. Brown
Title:	Vice President

REMEL INC.

By:	/s/ DENNIS B. BROWN
Dennis B. Brown
Title:	Vice President

JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

By:	/s/ JOHN A. FRANCIS
John A. Francis
Title:	Vice President

FLEET NATIONAL BANK, as Syndication Agent and as a Lender

By:	/s/
Title:	Vice President

ABN AMRO BANK N.V., as Co-Documentation Agent and as a Lender

By:	/s/ NANCY W. LANZONI
Nancy W. Lanzoni
Title:	Group Vice President

By:	/s/ CHRISTOPHER M. PLUMB
Christopher M. Plumb
Title:	Vice President

BANK OF AMERICA N.A., as Co-Documentation Agent and as a Lender

By:	/s/ RICHARD L. NICHOLS, JR.
Richard L. Nichols, Jr.
Title:	Managing Director

SUNTRUST BANK, as Co-Documentation Agent and as a Lender

By:	/s/
Title:	Director

The Bank of Nova Scotia, as a Lender

By:	/s/ CAROLYN A. CALLOWAY
Carolyn A. Calloway
Title:	Managing Director

Citizens Bank of Massachusetts, as a Lender

By:	/s/
Title:	Senior Vice President

Credit Suisse First Boston, acting through Its Cayman Islands Branch, as a Lender

By:	/s/ CHRISTOPHER LALLY
Christopher Lally
Title:	Vice President

By:	/s/ JENNIFER A. PIEZA
Jennifer A. Pieza
Title:	Associate

HSBC Bank USA, as a Lender

By:	/s/ JOHN A. KAISER
John A. Kaiser
Title:	Senior Vice President

Lehman Commercial Paper, Inc., as a Lender

By:	/s/ FRANCIS CHANG
Francis Chang
Title:	Vice President

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ GREG BOTSHON
Greg Botshon
Title:	Vice President

Wachovia Bank, National Association as a Lender

By:	/s/ HARRY E. ELLIS
Harry E. Ellis
Title:	Managing Director and Senior Vice President